UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 27, 2025

e.l.f. Beauty, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-37873	46-4464131
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

570 10th Street

Oakland, CA 94607

(Address of principal executive offices)(Zip Code)

Registrant’s telephone number, including area code: (510) 778-7787

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Securities Exchange Act of 1934:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	ELF	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On March 3, 2025, e.l.f. Beauty, Inc., a Delaware corporation (the “Company”), entered into that certain Fourth Amendment to Amended and Restated Credit Agreement and First Amendment to Pledge and Security Agreement (the “Amendment”) among the Company, e.l.f. Cosmetics, Inc., a Delaware corporation (“e.l.f. Cosmetics”), certain of the Company’s other subsidiaries party thereto, Bank of Montreal, as administrative agent (in such capacity, the “Agent”), and the lenders party thereto to the Amended and Restated Credit Agreement, dated as of April 30, 2021, among the Company, e.l.f. Cosmetics, certain of the Company’s other subsidiaries party thereto, the lenders party thereto and the Agent (as amended prior to the Amendment, the “Existing Credit Agreement,” and as further amended by the Amendment, the “Amended Credit Agreement”).

The Amendment, among other things, established a revolving credit facility in an aggregate principal amount of $500 million (the “New Revolving Facility”), refinanced the existing indebtedness under the Existing Credit Agreement and reduced the interest rate margin for loans. Additionally, certain baskets under the Existing Credit Agreement were increased as part of the Amendment. The proceeds of the New Revolving Facility are available to e.l.f. Cosmetics and certain other subsidiaries of the Company for working capital, capital expenditures and other general corporate purposes, including to finance acquisitions and investments permitted under the Amended Credit Agreement and other permitted distributions on account of the equity interests of the Company and its subsidiaries. In addition, up to $35 million of the New Revolving Facility is available for issuing letters of credit.

Loans under the New Revolving Facility will bear interest at a rate per annum equal to, at e.l.f. Cosmetics’ election: SOFR or an alternate base rate as set forth in the Amendment, plus an interest rate margin, to be based on consolidated total net leverage ratio levels, ranging from, (i) in the case of SOFR loans, 1.125% to 1.875%; provided that if SOFR is less than 0.00%, such rate shall be deemed to be 0.00%, and (ii) in the case of alternate base rate loans, 0.125% to 0.875%; provided that if the alternate base rate is less than 1.00%, such rate shall be deemed to be 1.00%.

The Amendment also replaced the fixed charge coverage ratio financial covenant with a minimum interest coverage ratio of at least 3.50 to 1.00, to be tested as of the last day of each fiscal quarter. The minimum interest coverage ratio is based on the ratio of trailing twelve month EBITDA for the four fiscal quarter period most recently ended to cash interest expense for such period.

The maturity date of the New Revolving Facility is March 3, 2030.

The Amendment also amended the Pledge and Security Agreement, dated as of December 23, 2016 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time) (the “Pledge Agreement”), among the Company, certain subsidiaries of the Company, and the Agent pursuant to which certain covenants and thresholds set forth therein were amended, amongst other changes.

Except as provided in the Amendment, all other terms and provisions of the Existing Credit Agreement and the Pledge Agreement remain the same.

The foregoing descriptions of the Amendment, the Amended Credit Agreement, and the Pledge Agreement do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Amendment, the Amended Credit Agreement and the Pledge Agreement. The Amendment, which includes the Amended Credit Agreement and the Pledge Agreement as Exhibit A and Exhibit B thereto, respectively, is filed as Exhibit 10.1 to this Current Report on Form 8-K and incorporated by reference into this Item 1.01.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

Between February 27, 2025 and February 28, 2025, the Company repurchased a total of approximately $50.0 million of common stock under its previously announced share repurchase program which allows the Company to repurchase up to $500 million of its outstanding shares of common stock (the “2024 Share Repurchase Program”). A total of approximately $450.0 million remains available for future share repurchases under the 2024 Share Repurchase Program as of March 3, 2025.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

10.1	Fourth Amendment to Amended and Restated Credit Agreement and First Amendment to Pledge and Security Agreement, dated March 3, 2025, by and among the e.l.f. Beauty, Inc., e.l.f. Cosmetics, Inc., W3LL People, Inc. J.A. RF, LLC, Naturium Holdings, Inc., Naturium, LLC, Bank of Montreal and the lenders from time to time party thereto

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

e.l.f. Beauty, Inc.

Date: March 3, 2025	By:	/s/ Mandy Fields
Mandy Fields
SVP and Chief Financial Officer